Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF LITIGATION

Midlothian, Virginia, June 15, 2007. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC) headquartered in Midlothian, Virginia, announced today that a lawsuit arising out of the acquisition of Chippenham Insurance Agency, Inc., now known as Village Insurance Agency, Inc., in 2003 has resulted in a judgment in the amount of $158,000 against two of the Company’s subsidiaries. The Company had previously not disclosed publicly this lawsuit because it believed that any potential liability to which it may be subject would not have a material effect on the results of operations or financial condition of the Company. While the judgment was unexpected, the Company had accrued for expenses related to the litigation in the amount of $76,000 in periods prior to 2007. As a result, the judgment will result in an additional expense of $82,000, which is expected to reflect a $54,000 decrease in net income after tax, in the second quarter of 2007.

In December 2006, Welford R. Maxie filed a lawsuit against Village Insurance Agency, Inc. and Village Bank in the Circuit Court of Chesterfield County, Virginia.  The claims in the lawsuit arose out of the termination of Mr. Maxie’s employment as the President of Village Insurance Agency, Inc.  Mr. Maxie alleged that the defendants failed to pay certain amounts due to him under the Asset Purchase Agreement and Employment Agreement with respect to Village Bank’s purchase of Chippenham Insurance Agency, Inc.  Mr. Maxie sought damages of $120,000 under the Asset Purchase Agreement and an unspecified amount of salary, bonus and benefits under the Employment Agreement. The Company will not appeal the judgment.

There are no other material pending legal proceedings to which the Company is a party or of which the property of the Company is subject.

Thomas W. Winfree, President and CEO, commented, “While we are very surprised and disappointed by the outcome of this litigation, it has not dampened our optimism about the Company’s operations in 2007. Loan demand remains strong and our newest branch will open at Forest Office Park in Henrico County in August, bringing our total branches to ten.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has nine branch offices, with one additional branch office expected to open in the third quarter of 2007. The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2006 and other filings with the Securities and Exchange Commission.